EXHIBIT 10

Execution

AMENDMENT NO. 2

AMENDMENT NO. 2 dated as of March 31, 2009 between Baldor Electric Company, a corporation duly organized and validly existing under the laws of Missouri (the “Borrower”), each of the Subsidiaries of the Borrower identified under the caption “Subsidiary Guarantors” on the signature pages hereto (individually, a “Subsidiary Guarantor” and, collectively, the “Subsidiary Guarantors” and, together with the Borrower, the “Obligors”), the Lenders executing this Amendment No. 2 on the signature pages hereto and BNP Paribas, in its capacity as Administrative Agent under the Credit Agreement referred to below.

The Borrower, the Subsidiary Guarantors and such Lenders and the Administrative Agent are parties to a Credit Agreement dated as of January 31, 2007 (as modified and supplemented and in effect from time to time, the “Credit Agreement”), providing, subject to the terms and conditions thereof, for extensions of credit (by means of loans and letters of credit) to be made by such Lenders to the Borrower in an aggregate principal or face amount not exceeding $1,200,000,000.

The Borrower, the Subsidiary Guarantors and the Lenders party hereto wish now to amend the Credit Agreement in certain respects, and accordingly, the parties hereto hereby agree as follows:

Section 1. Definitions. Except as otherwise defined in this Amendment No. 2, terms defined in the Credit Agreement are used herein as defined therein.

Section 2. Amendments. Subject to the satisfaction of the conditions precedent specified in Section 4 below, but effective as of the date hereof, the Credit Agreement shall be amended as follows:

2.01. References Generally. References in the Credit Agreement (including references to the Credit Agreement as amended hereby) to “this Agreement” (and indirect references such as “hereunder”, “hereby”, “herein” and “hereof”) shall be deemed to be references to the Credit Agreement as amended hereby.

2.02. Definitions. Section 1.01 of the Credit Agreement shall be amended by amending the following definitions (to the extent already included in said Section 1.01) and adding the following definitions in the appropriate alphabetical location (to the extent not already included in said Section 1.01):

“Applicable Rate” means, for any day, (a) in the case of the Term Loans, (i) if the Credit Rating on such day is at least BB- by S&P and at least B1 by Moody’s, 3.25% per annum for Eurodollar Loans and 2.25% per annum for ABR Loans, and (ii) if the Credit Rating on such day is below BB- by S&P (or if there is no Credit Rating from S&P), or if the Credit Rating on such day is below B1 by Moody’s (or if there is no Credit Rating from Moody’s), 3.50% per annum for Eurodollar Loans and 2.50% per annum for ABR

Loans and (b) in the case of the Revolving Loans and the commitment fees payable hereunder, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread or “Commitment Fee Rate”, respectively, based upon the Total Leverage Ratio as of the most recent determination date:

Total Leverage Ratio:	ABR Spread	Eurodollar Spread	Commitment Fee Rate

Category 1 Greater than 5.00 to 1.0	3.25%	4.25%	0.75%

Category 2 Less than or equal to 5.00 to 1.0 and greater than 4.50 to 1.0	2.75%	3.75%	0.75%

Category 3 Less than or equal to 4.50 to 1.0 and greater than 3.50 to 1.0	2.25%	3.25%	0.625%

Category 4 Less than or equal to 3.50 to 1.0	2.00%	3.00%	0.50%

For purposes of clause (a) of the foregoing, each change in the Applicable Rate resulting from a change in the Credit Rating shall be effective on the date on which such change is first announced by Moody’s or S&P, as the case may be; provided that the Credit Rating shall be deemed to be below BB- by S&P and below B1 by Moody’s at any time that an Event of Default has occurred and is continuing.

For purposes of clause (b) of the foregoing, (i) the Total Leverage Ratio shall be determined as of the end of each fiscal quarter of the Borrower’s fiscal year based upon the Borrower’s consolidated financial statements delivered pursuant to Section 6.01(a) or (b) and (ii) each change in the Applicable Rate resulting from a change in the Total Leverage Ratio shall be effective during the period commencing on and including the date three Business Days after delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Total Leverage Ratio shall be deemed to be in Category 1 (A) at any time that an Event of Default has occurred and is continuing and (B) if the Borrower fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 6.01(a) or (b), during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.

“Credit Rating” means (i) in the case of Moody’s, the Borrower’s corporate family rating and (ii) in the case of S&P, the Borrower’s long-term issuer credit rating.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable outstanding for less than 120 days incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, in each case, issued in support of Indebtedness of others and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefore.

“LIBO Rate” means, for the Interest Period for any Eurodollar Borrowing, the greater of (A) 2.00% per annum and (B) the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for the offering of Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the LIBO Rate for such Interest Period shall be the rate at which Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Moody’s” means Moody’s Investors Services, Inc.

“Required Percentage” means, with respect to any mandatory prepayment required to be made pursuant to Section 2.10(b)(iii), (a) 75%, if after giving effect to such prepayment, the Total Leverage Ratio would be greater than or equal to 4.0 to 1.0 but less than 4.5 to 1.0 and (b) 100%, if after giving effect to such prepayment, the Total Leverage Ratio would be greater than or equal to 4.5 to 1.0.

“S&P” means Standard & Poor’s Ratings Services, Inc.

2.03. Mandatory Prepayments. Section 2.10(b)(iii) of the Credit Agreement is hereby amended to read in its entirety as follows:

“(iii) Excess Cash Flow. Not later than the date 90 days after the end of each fiscal year of the Borrower ending after the date hereof, the Borrower shall prepay the Loans (and/or provide cover for LC Exposure as specified in Section 2.05(k)), and/or the Commitments shall be subject to automatic reduction, in an aggregate amount equal to the excess of (A) the Required Percentage of Excess Cash Flow for such fiscal year over (B) the aggregate amount of prepayments of Term Loans made during such fiscal year pursuant to paragraph (a) of this Section, such prepayment and/or reduction to be effected in each case in the manner and to the extent specified in clause (vi) of this paragraph; provided that no such prepayment shall be required to the extent that, after giving effect thereto, the Total Leverage Ratio would be less than 4.0 to 1.0.”

2.04. Total Leverage Ratio. Section 7.09(a) of the Credit Agreement is hereby amended to read in its entirety as follows:

“(a) Total Leverage Ratio. The Borrower will not permit the Total Leverage Ratio to exceed the following respective ratios at any time during the following respective periods:

Period	Ratio
From the Effective Date, to but excluding December 31, 2007	6.25 to 1
From December 31, 2007, to but excluding December 31, 2008	5.50 to 1
From December 31, 2008, to but excluding June 30, 2009	4.25 to 1
From June 30, 2009, to but excluding December 31, 2010	5.25 to 1
From December 31, 2010, to but excluding March 31, 2011	5.00 to 1
From March 31, 2011 to but excluding June 30, 2011	4.75 to 1
From June 30, 2011 to but excluding March 31, 2012	4.50 to 1
From March 31, 2012 and at all times thereafter	3.50 to 1”

2.05. Senior Secured Leverage Ratio. Section 7.09(b) of the Credit Agreement is hereby amended to read in its entirety as follows:

“(b) Senior Secured Leverage Ratio. The Borrower will not permit the Senior Secured Leverage Ratio to exceed the following respective ratios for the following respective periods:

Period	Ratio
From the Effective Date, to but excluding December 31, 2007	4.00 to 1
From December 31, 2007, to but excluding December 31, 2008	3.50 to 1
From December 31, 2008, to but excluding December 31, 2010	2.75 to 1
From December 31, 2010, to but excluding September 30, 2011	2.50 to 1
From September 30, 2011, to but excluding March 31, 2012	2.25 to 1
From March 31, 2012, and at all times thereafter	2.00 to 1”

Section 3. Representations and Warranties. Each Obligor represents and warrants to the Lenders and the Administrative Agent, as to itself and each of its subsidiaries, that (a) the representations and warranties set forth in Article IV of the Credit Agreement, and in each of the other Loan Documents, are true and complete on the date hereof as if made on and as of the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, such representation or warranty shall be true and correct as of such specific date), and as if each reference in said Article IV to “this Agreement” included reference to this Amendment No. 2 and (b) no Default or Event of Default has occurred and is continuing.

Section 4. Conditions Precedent. The amendments set forth in Section 2 hereof shall become effective, as of the date hereof, upon satisfaction of the following conditions:

(a) Execution. The Administrative Agent shall have received counterparts of this Amendment No. 2 executed by the Borrower, the Subsidiary Guarantors and Lenders party to the Credit Agreement constituting the Required Lenders.

(b) Fees. The Administrative Agent shall have received for the account of each Lender that, not later than 1:00 p.m. New York City time on March 27, 2009, shall have executed a counterpart of this Amendment No. 2 and delivered the same to the Administrative Agent, an amendment fee in an amount equal to 0.75% of the sum of such Lender’s Revolving Credit Commitment, and outstanding Term Loans, on such date.

(c) Opinions and Corporate Documents. The Administrative Agent shall have received such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Obligor on the Effective Date or as the Administrative Agent shall have reasonably requested.

(d) Other Items. The Borrower shall have paid in full the costs, expenses and fees as set forth in the arrangement letter dated as of March 13, 2009 between BNP Paribas and the Borrower.

Section 5. Miscellaneous. Except as herein provided, the Credit Agreement shall remain unchanged and in full force and effect. This Amendment No. 2 may be executed in any number of counterparts, all of which taken together shall constitute one and the same amendatory instrument and any of the parties hereto may execute this Amendment No. 2 by signing any such counterpart. This Amendment No. 2 shall be governed by, and construed in accordance with, the law of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to Credit Agreement to be duly executed and delivered as of the day and year first above written.

ADMINISTRATIVE AGENT

BNP PARIBAS,
as Administrative Agent

\s\ Renaud-Franck Falce
RENAUD-FRANCK FALCE
Managing Director

\s\ Christopher Sked
CHRISTOPHER SKED
Director

LENDER

BNP PARIBAS

\s\ Renaud-Franck Falce
RENAUD-FRANCK FALCE
Managing Director

\s\ Christopher Sked
CHRISTOPHER SKED
Director

BORROWER

BALDOR ELECTRIC COMPANY

\s\ John A. McFarland
JOHN A. MCFARLAND
Chairman and Chief Executive Officer

SUBSIDIARY GUARANTORS

RELIANCE ELECTRIC COMPANY

\s\ John A. McFarland
JOHN A. MCFARLAND
Chairman and Chief Executive Officer

RELIANCE ELECTRIC TECHNOLOGIES, LLC

\s\ John A. McFarland
JOHN A. MCFARLAND
Chairman and Chief Executive Officer

REC HOLDING, INC

\s\ John A. McFarland
JOHN A. MCFARLAND
Chairman and Chief Executive Officer